EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

The Partners
Duke Realty Limited Partnership:
We consent to the incorporation by reference in the registration statement No. 333-203744-01 on Form S-3 of Duke Realty Limited Partnership of our report dated February 19, 2016, with respect to the consolidated balance sheets of Duke Realty Limited Partnership and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2015, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 combined annual report on Form 10-K of Duke Realty Corporation and Duke Realty Limited Partnership. Our report refers to a change in the method of accounting for discontinued operations in 2014 due to the adoption of FASB ASU No. 2014-8, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP

Indianapolis, Indiana
February 19, 2016